Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group reports fourth quarter and full year 2012 results

Results reflect continued growth in core production and earnings
Financial position supports capital deployment guidance

Carmel, Ind. February 11, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced fourth quarter of 2012 net income of $101.2 million, or 41 cents per diluted share, and operating earnings (1) of $60.0 million, or 25 cents per diluted share. For the full year, CNO reported net income of $221.0 million, or 83 cents per diluted share, and operating earnings (1) of $180.4 million, or 69 cents per diluted share.
"We again delivered positive results with strong earnings growth for both the fourth quarter and full year, as our businesses continued to perform well," CEO Ed Bonach said. "We are also pleased with our growth, sales distribution expansion, and that CNO's key measures of financial strength, including risk-based capital, liquidity, and book value, all continued to improve."

Fourth Quarter 2012 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $105.7 million, up 2% from 4Q11

•	Net income per diluted share: 41 cents, compared to 23 cents in 4Q11

•	Net operating income (1) per diluted share: 25 cents compared to 18 cents in 4Q11

•	Reduction to the deferred tax valuation allowance reflecting the higher levels of operating income and taxable investment gains realized: increase to net income of $28.5 million

•
Unrestricted cash and investments held by our non-insurance companies were $294 million at December 31, 2012 after the repurchase of 8.6 million shares for $80.7 million, repayment of debt of $31.6 million and common stock dividend payments of $4.5 million

Full Year 2012 Highlights

•	Sales, as defined by total NAP (2): $393.4 million, up 5% from 2011

•	Net income per diluted share of 83 cents, compared to $1.15 in 2011

•	Net operating income (1) per diluted share: 69 cents compared to 61 cents in 2011

•
The consolidated statutory risk-based capital ratio increased 9 percentage points to 367% during 2012, reflecting statutory earnings of $337 million and dividend payments to the non-insurance holding companies of $265 million

•
Repurchase of 21.5 million shares for $180 million and redemption of $200 million principal amount of convertible debentures for $355 million that would have otherwise been convertible into 36.6 million shares

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CNO Financial (2)
February 11, 2013

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2012	2011
	(Dollars in millions, except per-share data)
EBIT (4):
Bankers Life	$73.7	$77.2
Washington National	34.6	28.8
Colonial Penn	3.2	1.8
Other CNO Business	5.2	—
EBIT from business segments	116.7	107.8
Corporate Operations, excluding corporate interest expense	(2.7)	(8.4)
EBIT	114.0	99.4
Corporate interest expense	(15.8)	(17.7)
Operating earnings before tax	98.2	81.7
Tax expense on operating income	38.2	30.7
Net operating income (1)	60.0	51.0
Net realized investment gains (net of related amortization and taxes)	10.8	14.0
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	2.6	(.4)
Loss on extinguishment of debt (net of income taxes)	(.7)	(.2)
Net income before valuation allowance for deferred tax assets	72.7	64.4
Decrease in valuation allowance for deferred tax assets	28.5	—
Net income	$101.2	$64.4
Per diluted share:
Net operating income	$.25	$.18
Net realized investment gains (net of related amortization and taxes)	.04	.05
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.01	—
Loss on extinguishment of debt (net of income taxes)	—	—
Decrease in valuation allowance for deferred tax assets	.11	—
Net income	$.41	$.23

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CNO Financial (3)
February 11, 2013

Our businesses performed at the high end of our seasonally adjusted expected range in 4Q12. Pre-tax operating earnings benefited from the following items: (i) $8 million of call and prepayment income above expectations across all segments; and (ii) $7 million from favorable mortality in the universal life and traditional life blocks of business in the Other CNO Business segment. In addition, several significant items (as described in the segment results) impacted our 4Q12 net operating income as summarized below (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2012*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$73.7	$4.0	$77.7
Washington National	34.6	—	34.6
Colonial Penn	3.2	—	3.2
Other CNO Business	5.2	11.3	16.5
EBIT from business segments	116.7	15.3	132.0
Corporate Operations, excluding corporate interest expense	(2.7)	—	(2.7)
EBIT (4)	114.0	15.3	129.3
Corporate interest expense	(15.8)	—	(15.8)
Operating earnings before tax	98.2	15.3	113.5
Tax expense on operating income	38.2	2.7	40.9
Net operating income	$60.0	$12.6	$72.6

Net operating income per diluted share	$.25	$.05	$.30

* See page 10 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2011.
Segment Results
Bankers Life markets and distributes a variety of insurance products to the middle-income senior market through a dedicated field force of career agents. NAP in 4Q12 was $69.3 million, down .7% from 4Q11 with higher sales of life products being offset by lower annuity sales as a result of the low interest rate environment and product adjustments. Excluding annuities, NAP in 4Q12 was up 5%, driven by an increase in agent force due to gains in agent retention.
Pre-tax operating earnings in 4Q12 included $8 million of increased litigation expense offset by the release of long-term care reserves of approximately $4 million due to the impact of policyholder actions following recent rate increases.
Pre-tax operating earnings in 4Q11 of $77.2 million included approximately $11 million of favorable reserve developments in the long-term care and Medicare supplement blocks.
We expect this segment to experience normal seasonal variances in quarterly earnings during 2013, with the first quarter of the year typically having lower earnings than the other three quarters (substantially similar to the seasonal trends experienced over the last two years).

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CNO Financial (4)
February 11, 2013

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly owned subsidiary and independent insurance agencies. NAP in 4Q12 was $22.8 million, up 8% from 4Q11 due to increased sales of core supplemental health products. Sales in the quarter benefited from distribution expansion and an increase in voluntary worksite sales, which were up 12%.
Pre-tax operating earnings in 4Q12 compared to 4Q11 were up $5.8 million, or 20 percent. Such increase primarily reflects increased earnings from our supplemental health products due to growth in this block of business and favorable claim experience.
Pre-tax operating earnings in 4Q11 of $28.8 million included: (i) a $4.5 million out-of-period adjustment which reduced earnings; and (ii) approximately $3.7 million of favorable reserve developments in the supplemental health block.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 4Q12 was $13.6 million, up 11% from 4Q11. Sales in the quarter benefited from an increase in lead levels and higher buy rates, which demonstrate the benefits of our increased investment in marketing and advertising.
Pre-tax operating earnings in 4Q12 compared to 4Q11 were up $1.4 million or 78 percent. Such increase primarily reflects lower non-deferrable policy acquisition and marketing costs during the quarter.
This segment's results are significantly impacted by the adoption of the new accounting standard related to deferred acquisition costs. We are no longer able to defer most of Colonial Penn's direct response advertising costs although such costs generate predictable sales and future inforce profits. The amount of our investment in new business during a particular period will have a significant impact on this segment's results. Based on our current advertising plan, this segment expects to report a $5 million to $10 million pre-tax loss for 2013, with the majority of the loss expected to be reported in 1Q13.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed. Its earnings will often fluctuate between periods.
The results in 4Q12 reflect: (i) a $6 million out-of-period adjustment which reduced earnings; (ii) a $5 million charge for litigation expense in the Company's subsidiary, Conseco Life Insurance Company; partially offset by (iii) favorable mortality of approximately $7 million in the universal life and traditional life blocks of business.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax earnings in 4Q12 compared to 4Q11 reflect an increase in investment income, consistent with our investment strategies in the corporate segment.
Net expenses in 4Q11 included: (i) a charge of $10 million related to the impact of lower interest rates on the value of liabilities for agent deferred compensation and other retirement benefits; and (ii) a reduction in expenses of $7.4 million related to a true-up of the expense assumptions related to stock-based compensation to reflect actual and future expected forfeitures.
Net expenses, excluding corporate interest expense, in 4Q12 compared to 4Q11 were down $5.7 million reflecting: (i) a $7.1 million increase in income from investment trading account activities and an increase in value of certain hedge funds; (ii) a net reduction in expenses of $2.6 million resulting from the two significant items discussed in the previous paragraph; partially offset by (iii) a $3.2 million decrease in the value of Company-owned life insurance.
Non-Operating Items
Net realized investment gains in 4Q12 were $10.8 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $3.3 million. Net realized investment gains in 4Q11 were $14.0 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $8.3 million.
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CNO Financial (5)
February 11, 2013

During 4Q12 and 4Q11, we recognized an increase (decrease) to earnings of $2.6 million and $(.4) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.
The results for 4Q12 and 4Q11 include losses on the early extinguishment of debt, net of income taxes, of $.7 million and $.2 million, respectively.
In 4Q12, we reduced the valuation allowance for deferred taxes by $28.5 million resulting from the utilization of capital loss carryforwards, higher projections of future taxable income related to state income taxes and the impact of valuation allowance reduction identified in 3Q12 on our annual effective tax rate.
Book value per common share, excluding other comprehensive income (loss) (5), increased to $17.39 from $15.88 at December 31, 2011.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio increased 6 percentage points to 367% during 4Q12, reflecting consolidated statutory operating earnings of $94 million and the payment of dividends to the non-insurance holding companies of $67 million during the quarter. During 2012, we made dividend payments to the holding company totaling $265 million. Based on our continued expectation to generate strong statutory earnings and excess capital, we anticipate total year dividend payments to the holding company of $250 million to $300 million.
We purchased 21.5 million shares of our common stock during 2012 under our share repurchase program. Such shares were purchased at an aggregate cost of $180.2 million, or $8.37 per share. We redeemed $200 million principal amount of convertible debentures in 2012 for an aggregate cost of $355 million. Such convertible debentures would have otherwise been convertible into 36.6 million shares of our common stock.
During 2012, we also paid common stock dividends of $13.9 million.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (3) at December 31, 2012 was 20.7 percent, an increase of 240 basis points from December 31, 2011. The increase in such ratio primarily resulted from the completion of our previously announced recapitalization transactions.
As of December 31, 2012, we had approximately 221.5 million shares outstanding and had authority to repurchase up to an additional $350 million of our securities. We currently anticipate repurchasing common stock, warrants or convertible debentures in the range of $250 million to $300 million during 2013. The amount and timing of the securities repurchases (if any) will be based on business and market conditions and other factors. As part of our securities repurchase program, we announced today in a separate press release the commencement of a cash tender offer to purchase our outstanding 7.0% convertible senior debentures due 2016.
Conference Call
The Company will host a conference call to discuss results on February 12, 2013 at 8:30 a.m. Eastern Standard Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (6)
February 11, 2013
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	2012	2011
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2012 - $21,626.8; 2011 - $21,779.1)	$24,614.1	$23,516.0
Equity securities at fair value (cost: 2012 - $167.1; 2011 - $177.0)	171.4	175.1
Mortgage loans	1,573.2	1,602.8
Policy loans	272.0	279.7
Trading securities	266.2	91.6
Investments held by securitization entities	814.3	496.3
Other invested assets	248.1	202.8
Total investments	27,959.3	26,364.3
Cash and cash equivalents - unrestricted	582.5	436.0
Cash and cash equivalents held by securitization entities	54.2	74.4
Accrued investment income	286.2	288.7
Present value of future profits	626.0	697.7
Deferred acquisition costs	629.7	797.1
Reinsurance receivables	2,927.7	3,091.1
Income tax assets, net	716.9	865.4
Assets held in separate accounts	14.9	15.0
Other assets	334.0	292.2
Total assets	$34,131.4	$32,921.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$12,893.2	$13,165.5
Traditional products	11,196.3	10,482.7
Claims payable and other policyholder funds	985.1	1,034.3
Liabilities related to separate accounts	14.9	15.0
Other liabilities	570.6	556.3
Investment borrowings	1,650.8	1,676.5
Borrowings related to variable interest entities	767.0	519.9
Notes payable – direct corporate obligations	1,004.2	857.9
Total liabilities	29,082.1	28,308.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2012 – 221,502,371; 2011 – 241,304,503)	2.2	2.4
Additional paid-in capital	4,174.7	4,361.9
Accumulated other comprehensive income	1,197.4	781.6
Accumulated deficit	(325.0)	(532.1)
Total shareholders' equity	5,049.3	4,613.8
Total liabilities and shareholders' equity	$34,131.4	$32,921.9
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CNO Financial (7)
February 11, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per-share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Insurance policy income	$684.1	$670.2	$2,755.4	$2,690.5
Net investment income:
General account assets	352.8	344.2	1,398.5	1,360.7
Policyholder and reinsurer accounts and other special-purpose portfolios	.5	7.8	87.9	(6.6)
Realized investment gains:
Net realized investment gains, excluding impairment losses	20.5	31.5	118.9	96.4
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(3.3)	(13.6)	(37.8)	(39.9)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	5.3	—	5.3
Net impairment losses recognized	(3.3)	(8.3)	(37.8)	(34.6)
Total realized gains	17.2	23.2	81.1	61.8
Fee revenue and other income	6.2	5.7	19.8	18.2
Total revenues	1,060.8	1,051.1	4,342.7	4,124.6
Benefits and expenses:
Insurance policy benefits	639.5	670.4	2,763.9	2,699.0
Interest expense	27.9	28.1	114.6	114.1
Amortization	73.2	73.3	289.0	297.4
Loss on extinguishment of debt	1.0	.3	200.2	3.4
Other operating costs and expenses	201.5	176.7	819.3	704.5
Total benefits and expenses	943.1	948.8	4,187.0	3,818.4
Income before income taxes	117.7	102.3	155.7	306.2
Income tax expense:
Tax expense on period income	45.0	37.9	106.2	113.5
Decrease in valuation allowance for deferred tax assets	(28.5)	—	(171.5)	(143.0)
Net income	$101.2	$64.4	$221.0	$335.7
Earnings per common share:
Basic:
Weighted average shares outstanding	225,074,000	242,789,000	233,685,000	247,952,000
Net income	$.45	$.27	$.95	$1.35
Diluted:
Weighted average shares outstanding	246,761,000	298,071,000	281,427,000	304,081,000
Net income	$.41	$.23	$.83	$1.15

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CNO Financial (8)
February 11, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended		Year ended
EBIT (4) from In-force and New Business	December 31,		December 31,
	2012	2011	2012	2011
Bankers Life segment:
In-Force Business	$107.5	102.7	$417.3	$399.6
New Business	(33.8)	(25.5)	(116.4)	(108.7)
Total	$73.7	$77.2	$300.9	$290.9

Washington National segment:
In-Force Business	$36.6	$32.1	$134.5	$106.6
New Business	(2.0)	(3.3)	(7.4)	(10.5)
Total	$34.6	$28.8	$127.1	$96.1

Colonial Penn segment:
In-Force Business	$11.1	$9.8	$40.6	$39.5
New Business	(7.9)	(8.0)	(49.2)	(44.2)
Total	$3.2	$1.8	$(8.6)	$(4.7)

Other CNO Business segment:
In-Force Business	$5.2	$—	$(48.8)	$15.3
New Business	—	—	—	—
Total	$5.2	$—	$(48.8)	$15.3

Total Business segments:
In-Force Business	$160.4	$144.6	$543.6	$561.0
New Business	(43.7)	(36.8)	(173.0)	(163.4)
Total EBIT from business segments	$116.7	$107.8	$370.6	$397.6

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CNO Financial (9)
February 11, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per-share data)

	Year ended
	December 31,
	2012	2011
EBIT (4):
Bankers Life	$300.9	$290.9
Washington National	127.1	96.1
Colonial Penn	(8.6)	(4.7)
Other CNO Business	(48.8)	15.3
EBIT from business segments	370.6	397.6
Corporate Operations, excluding corporate interest expense	(20.3)	(47.7)
EBIT	350.3	349.9
Corporate interest expense	(66.2)	(76.3)
Operating earnings before tax	284.1	273.6
Tax expense on operating income	103.7	102.1
Net operating income (1)	180.4	171.5
Net realized investment gains (net of related amortization and taxes)	48.4	36.7
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(1.8)	(13.3)
Loss on extinguishment of debt (net of income taxes)	(177.5)	(2.2)
Net income before valuation allowance for deferred tax assets	49.5	192.7
Decrease in valuation allowance for deferred tax assets	171.5	143.0
Net income	$221.0	$335.7
Per diluted share:
Net operating income	$.69	$.61
Net realized investment gains (net of related amortization and taxes)	.17	.12
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.01)	(.04)
Loss on extinguishment of debt (net of income taxes)	(.63)	(.01)
Decrease in valuation allowance for deferred tax assets	.61	.47
Net income	$.83	$1.15
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CNO Financial (10)
February 11, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions)

	Three months ended
	December 31, 2011
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$77.2	$(11.0)	$66.2
Washington National	28.8	4.5	33.3
Colonial Penn	1.8	—	1.8
Other CNO Business	—	—	—
EBIT from business segments	107.8	(6.5)	101.3
Corporate Operations, excluding corporate interest expense	(8.4)	2.6	(5.8)
EBIT (4)	99.4	(3.9)	95.5
Corporate interest expense	(17.7)	—	(17.7)
Operating earnings before tax	81.7	(3.9)	77.8
Tax expense on operating income	30.7	(1.4)	29.3
Net operating income	$51.0	$(2.5)	$48.5

Net operating income per diluted share	$.18	$—	$.18

*	This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 4Q11 net operating income.

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CNO Financial (11)
February 11, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2012	2011
Bankers Life segment:
Medicare supplement and other supplemental health	$200.9	$199.6
Life	87.8	66.1
Long-term care	134.9	136.3
Annuity	183.1	240.1
Total	606.7	642.1
Washington National segment:
Supplemental health	116.9	110.0
Medicare supplement and other supplemental health	29.0	32.6
Life	3.4	3.7
Total	149.3	146.3
Colonial Penn segment:
Life	53.8	49.3
Supplemental health	1.2	1.3
Total	55.0	50.6
Other CNO Business segment:
Life	38.5	40.1
Annuity	.8	3.0
Other health	6.3	6.3
Total	45.6	49.4
Total collected premiums	$856.6	$888.4

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2012	2011
Bankers Life segment:
Medicare supplement and other supplemental health	$31.0	$31.5
Life	21.4	17.0
Long-term care	6.0	7.0
Annuity	10.9	14.3
Total	69.3	69.8
Washington National segment:
Supplemental health	21.2	18.9
Medicare supplement and other supplemental health	.1	.3
Life	1.5	1.8
Annuity	—	.2
Total	22.8	21.2
Colonial Penn segment:
Life	13.6	12.3
Total	13.6	12.3
Total new annualized premiums	$105.7	$103.3
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CNO Financial (12)
February 11, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2012	2011
Bankers Life segment:
Medicare Supplement:
Earned premium	$185 million	$179 million
Benefit ratio (7)	71.4%	70.5%
PDP:
Earned premium	$10 million	$11 million
Benefit ratio (7)	64.8%	72.6%
Long-Term Care:
Earned premium	$137 million	$141 million
Benefit ratio (7)	116.7%	112.1%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	69.0%	67.3%
Washington National segment:
Medicare Supplement:
Earned premium	$28 million	$33 million
Benefit ratio (7)	64.7%	66.7%
Supplemental health:
Earned premium	$115 million	$110 million
Benefit ratio (7)	72.9%	76.3%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	46.6%	48.3%

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CNO Financial (13)
February 11, 2013
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) loss on extinguishment of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes; and (iv) changes to our valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. Prior to June 30, 2011, certain of our trading securities were held to offset the income statement volatility caused by the effect of interest rate fluctuations on the value of embedded derivatives related to our fixed index annuity products. During 2Q2011, these securities were sold. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage and Private-Fee-For-Service sales are not comparable to other sales and are therefore excluded in all periods.

(3)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 16.6% and 15.7% at December 31, 2012 and 2011, respectively.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, corporate interest expense, loss on extinguishment of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.80 and $19.12 at December 31, 2012 and 2011, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

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CNO Financial (14)
February 11, 2013

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

This press release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The tender offer for our convertible debentures may be made only pursuant to the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the other related tender offer materials. An issuer tender offer statement on Schedule TO, including the Offer to Purchase and the Letter of Transmittal, describing the tender offer will be filed with the Securities and Exchange Commission. Holders of the convertible debentures are encouraged to read the Schedule TO and its exhibits carefully before making any decision with respect to the tender offer because it contains important information. The Schedule TO, the Offer to Purchase, the Letter of Transmittal and other related tender offer materials will be available free of charge at the website of the Securities and Exchange Commission at www.sec.gov. In addition, CNO will provide copies of the Schedule TO and related Offer materials upon request free of charge to holders of the convertible debentures.

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